UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2008
TEXTRON FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)
40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)
Registrant’s telephone number, including area code: (401) 421-2800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     Textron Financial Corporation (“Textron Financial”) previously reported that, as a result of actions described in Form 8-Ks filed on October 16, 2008 and December 23, 2008, a payment from Textron Inc. (“Textron”) to Textron Financial would be needed for Textron Financial to maintain compliance with the fixed charge coverage ratio required by the Support Agreement between Textron Financial and Textron, dated as of May 25, 1994 (the “Support Agreement”), and to maintain the leverage ratio required by certain other Textron Financial debt instruments.
     On December 29, 2008, Textron elected to make a cash payment to Textron Financial, in the amount of $625,000,000, which was reflected as a capital contribution to Textron Financial. In consideration of this cash capital contribution, Textron Financial agreed that it will issue to Textron an additional 100 shares of its common stock, $100.00 par value, in a transaction exempt from registration pursuant to the exemption provided under Section 4(2) of the Securities Act of 1933, as amended. The capital contribution has been made for the purpose of maintaining compliance by Textron Financial with the fixed charge coverage ratio required under the Support Agreement and also the fixed charge coverage and leverage ratios under Textron Financial’s $1,750,000,000 Five Year Credit Agreement, dated July 28, 2003, as amended, and its other outstanding term loan agreements, in each case with respect to Textron Financial’s fiscal year ended December 31, 2008. The payment has been made in an amount in excess of the exact amount calculated as being sufficient to comply with the fixed charge coverage ratio. The contribution did not result in any increase in the consolidated amount of Textron and Textron Financial debt outstanding.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON FINANCIAL CORPORATION (Registrant)
Date: January 5, 2009	By:	/s/ Thomas J. Cullen
Thomas J. Cullen
Executive Vice President and Chief Financial Officer